Exhibit 1.01
Ford Motor Company
Conflict Minerals Report
For The Year Ended December 31, 2021

Ford Motor Company is a global company based in Dearborn, Michigan. Ford designs, manufactures, markets, and services a full line of connected, increasingly electrified passenger and commercial vehicles: trucks, utility vehicles, vans and cars, and luxury vehicles. The Company is focused on building the future of zero-emissions vehicles and breaking constraints to lead the electric revolution, investing $50 billion from 2022 to 2026 in electric vehicles (EV) and the batteries that power them.

As we take leadership of the electric revolution, our sustainability strategy is to make a positive contribution to society and the environment – from health to human rights to climate change. Everything we are doing – investing in electrification, enhancing connectivity, and developing new products and services – is to revolutionize and enrich the customer experience and earn their trust.

To advance the transformation of our global automotive business, we are now forming two distinct, strategically interdependent, auto businesses – Ford Blue and Ford Model e. Together with the Ford Pro business, these new complementary organizations will help unleash the full potential of the Ford+ Plan strategy for growth, creating value for our stakeholders and positioning the company to outperform both legacy automakers and new EV competitors.

Across all of Ford, our commitment to environmental leadership and sustainability focuses on what we build and how we build it. From water to energy and source materials, we’re maintaining our focus on manufacturing quality and excellence and reimagining how EVs and the batteries that power them are designed, manufactured, and recycled, creating an all-new electric vehicle ecosystem. We work with our suppliers and business partners for responsible raw material sourcing and enhance battery recycling, and to build out battery recycling and a domestic battery supply chain for our electric vehicles.

We’re also working closely with our suppliers to build supply base capacity that exceeds minimum regulatory compliance requirements and creates shared business value, primarily in four focus areas: protecting and respecting human rights, protecting the environment, responsibly sourced materials, and maintaining responsible business practices. With approximately 4,500 Tier 1 supplier sites around the world, our robust and sustainable supply chain is of crucial importance, with transparency the key to monitoring supply and performance.

In this report, “Ford,” the “Company,” “we,” “our,” “us,” or similar references mean Ford Motor Company, our consolidated subsidiaries, and our consolidated variable interest entities of which we are the primary beneficiary, unless the context requires otherwise.

1. Overview

Since 2014, public companies in the United States have been required to conduct due diligence to determine the origin of conflict minerals in their products and to report annually with the Securities and Exchange Commission. The disclosure rules are intended to further the humanitarian goal of ending violent conflict in the Democratic Republic of the Congo (DRC) and adjoining countries, collectively referred to as the “Covered Countries.” The rules consider tin, tungsten, tantalum, and gold to be “conflict minerals” regardless from where they are sourced. We use the term “3TG” when discussing these minerals. By increasing the transparency of 3TG sources, the expectation is that funds from the mineral trade will not directly or indirectly benefit armed groups in the Covered Countries. Instead, these funds will be redirected to responsible sources of 3TG both in the Covered Countries and other Conflict Affected and High-Risk Areas (CAHRA).

3TG is used in many automotive parts and components, from propulsion assemblies to electrical components. We work to ensure that the 3TG used in our vehicles is responsibly sourced. Ford defines a responsible source of 3TG as a smelter or refiner that provides 3TG material and has been validated as conformant to (i.e., successfully completed) or is active in (i.e., currently participating) a 3rd party audit of its management systems and sourcing practices according to one of the following schemes: the Responsible Minerals Assurance Process (RMAP); the London Bullion Market Association (LBMA); or the Responsible Jewelry Council (RJC) Chain of Custody audit protocols. We expect the use of responsibly sourced 3TG in our supply chain to support the development of a “DRC conflict free” 3TG mineral trade in the Covered Countries.

To help us achieve our sourcing goals and to comply with the relevant disclosure rules, our Responsible Materials Sourcing policy requires our direct suppliers of components containing 3TG to conduct due diligence to understand the origins of 3TG in their components, source 3TG responsibly (as described above), and not knowingly provide us with 3TG parts that contribute to conflict. One of the best ways to provide transparency for the sources of 3TG is to disclose which 3TG smelters and refiners are reported by our supply chain. Smelters and refiners procure minerals that they process into usable metals and are a key area for due diligence in our complex mineral supply chain. Once minerals are processed into usable metals, they become part of components and it becomes more difficult to determine origins of the material. If our suppliers identify smelters or refiners that are not conformant to or active in a 3rd party responsible mineral sourcing validation program, Ford asks suppliers to encourage the smelters or refiners to participate in RMAP by contacting non-participating smelters or refiners directly or consider alternate sourcing arrangements.

Our new Supplier Code of Conduct (SCoC), integrated within Ford’s Global Production Terms and Conditions as a requirement to conduct business with Ford, strengthened our suppliers’ contractual obligations for conflict minerals reporting requirements. Our SCoC requirements include Ford’s commitment to protect and respect human rights, the environment, maintain responsible business practices and responsibly source materials. The SCoC requires suppliers to adopt a similar code and extend the same obligations to their sub-contractors, demonstrate compliance, conduct due diligence, provide grievance mechanisms, and report suspected wrongdoing. Additionally, we have restructured our Supplier Social Responsibility and Anti-Corruption Supplier Guide to align to the new SCoC. This Supplier Guide provides additional resources to support compliance with the SCoC and improvement in overall sustainability performance.

Determination
Through our 2021 data collection and due diligence efforts described below, Ford has reason to believe some 3TG contained in our products may come from Covered Countries. Annex 1 to our report contains a list of confirmed smelters and refiners included in the reports submitted by our suppliers. Ford has identified 22 3TG smelters and refiners reported by our suppliers that are conformant to RMAP and indicate sourcing directly from DRC and/or Covered Countries.

2. Reasonable Country of Origin Inquiry (RCOI)

Since we are layers removed from the smelters and refiners in our supply chain, we rely on our direct suppliers to survey their suppliers who are expected to continue the cascade of reporting requirements until they identify all information concerning the origin of the 3TG contained in the products they supply to us. Our RCOI determination is based on smelter and refiner data received from our in-scope suppliers and compared to the Responsible Minerals Initiative (RMI) RCOI database, which contains aggregated data on the origins of 3TG from RMAP, RJC, and LBMA conformant smelters and refiners. In some cases, information provided by our in-scope suppliers may be incomplete or over-inclusive, resulting in missing or additional RCOI data determination. Our in-scope suppliers are often unable to confirm 3TG country of origin information.

RCOI Approach
For reporting purposes, we required our in-scope direct suppliers to complete the conflict minerals reporting template (CMRT) developed by the RMI. Suppliers submit their completed CMRT via email or by uploading it to a specific website.

To determine our in-scope suppliers, we performed a risk-based assessment of all suppliers of components or parts to our plants based on expected spend and 3TG content as reported through the International Material Data System (IMDS). In aggregate, our in-scope suppliers represent over 80% of our direct expenditures for components or parts. Through our analysis, we can confirm that over 60,000 parts in our vehicles contain some level of 3TG content. 3TG materials are found in parts from all our major systems including interior, exterior and structural, electrified, controls software and connectivity, underbody, and internal combustion engine propulsion and thermal. Of our in-scope parts, 99% contain tin, 12% contain tungsten, 15% contain tantalum, and 42% contain gold, with many parts containing more than one of the 3TG materials. All our vehicles include components containing at least one 3TG material.

For the seventh year in a row, Ford received responses from 100% of the in-scope suppliers surveyed. We continue to work with our suppliers to improve the quality and completeness of their reports, and we provide corrective action plans to suppliers if their reports are incomplete, inconsistent with information previously reported through IMDS, response rates from their sub-suppliers are less than 100%, and/or their CMRT contained smelters or refiners that are not identified as conformant to or active in the RMAP, LBMA, or RJC responsible sourcing validation programs. If suppliers report eligible, non-participating smelters or refiners, suppliers receive a report identifying the non-participating smelters and refiners with recommended actions in addition to the corrective action plans. These recommended actions, as described below in Section 4.2, request gathering additional information or conducting due diligence based on external risk indicators. Ford then conducts training sessions on how various recommended corrective actions can be addressed and implemented within supply chain.

Corrective action plans resulted in 40 suppliers significantly improving data quality on their CMRT by including smelter lists, increasing their sub-supplier response rates, and cross-checking the RMI smelter database for conformant smelter or refiner audit status. We also continued our efforts to determine country of origin by sending a direct inquiry to smelters and refiners reported in our supply chain that were not identified on the RMI RCOI list. Our RCOI dataset aggregates country of origin data provided by LBMA validated gold refiners and RCJ validated gold refiners. The data is not specific to an LBMA refiner or RJC refiner and could refer to any or all LBMA-validated or RJC-validated refiners.

3. Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the 5-step framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016 (OECD Guidance) and the related supplements for 3TG.

4. Due Diligence Measures Performed

4.1 Establish Strong Company Management Systems

Our conflict minerals management system includes the following actions:

•Established an Executive Steering Team for conflict minerals compliance led by our Vice President, Supply Chain. The team includes the following members:
▪Chief Government Affairs Officer
▪Chief Policy Officer and General Counsel
▪Vice President, Sustainability, Environment and Safety Engineering
▪Chief Communications Officer
▪Vice President, Vehicle Hardware and Modules
▪Controller

•Established a cross-functional working level team to manage conflict minerals compliance. The working level team meets biweekly and holds a semi-annual meeting with the Executive Steering Team to review our conflict minerals compliance status, strategy, continuous improvement objectives, performance to metrics, and legislative updates

•Built supply base knowledge capacity by developing training modules, and conducting training sessions to ensure our suppliers understand our reporting and due diligence requirements, assist them in their continuous improvement efforts to increase reporting transparency, and ensure procurement from conformant smelters and refiners

•Integrated supplier sustainability score cards that communicate conflict mineral compliance with Ford’s due diligence requirements and survey response quality into cross-functional executive business unit reviews, including Supply Chain and Product Development input

•Reported metrics including supplier survey response rate and quality of responses monthly to the Vice President, Supply Chain and integrated these metrics as part of our Supply Chain Sustainability Program covering human rights and the environment

•Established and communicated our conflict minerals sourcing policy on our public website available by clicking here or https://corporate.ford.com/

•Our conflict minerals policy is:

To the extent tin, tungsten, tantalum, and gold (3TG) are contained in our products, it is Ford’s goal to use DRC conflict free minerals while continuing to support responsible in-region mineral sourcing from the Democratic Republic of the Congo and adjoining countries. As defined in Rule 13p-1 of the Securities Exchange Act of 1934 (the “Rule”), “DRC conflict free” means that a product does not contain conflict minerals necessary to the functionality or production of that product that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country. Ford’s responsible materials and related due diligence practices address additional materials originating from Conflict-Affected and High-Risk Areas (“CAHRAs”), as defined by the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, (“OECD Guidance”) and the related supplements for 3TG, including cobalt and mica. We require our suppliers to conduct due diligence to understand the source of the conflict minerals and other requested raw materials used in Ford products, source responsibly, and not knowingly provide products containing minerals that contribute to conflict as described in the Rule. Suppliers must conduct mineral due diligence in alignment with OECD Guidance. Suppliers are required to comply with Ford’s annual conflict minerals reporting requirements as published in our Social Responsibility and Anti-Corruption Requirements Supplier Guide. Suppliers are required to use smelters and refiners that have been validated as conformant to an independent 3rd party responsible mineral sourcing validation program. Suppliers are expected to provide parts containing raw materials from sources that have been audited against an independent, 3rd party standard. Additionally, Ford expects suppliers to extend responsible sourcing and due diligence to include CAHRAS, cascade OECD Guidance mineral due diligence requirements to sub-tier suppliers and report any identified risk in the supply chain to the designated responsible party at Ford.

Ford may reassess supplier relationships if suppliers fail to comply with minimum requirements.

Effective July 1, 2021

•Instituted and include conflict minerals reporting requirements as part of our suppliers’ contractual obligations through our Supplier Code of Conduct (SCoC), integrated within Ford’s Global Production Terms and Conditions and our Supplier Social Responsibility and Anti-Corruption Requirements Supplier Guide

•Developed internal capacity building training materials for relevant employees outlining our supplier reporting requirements, reporting process, and timeline. Enhanced training to include human rights and working conditions, carbon neutrality and greenhouse gas emissions targets in addition to responsible material sourcing

•Our compliance program facilitates the confidential reporting of known or potential violations of the law or of our policies. Our people can report violations directly to Human Resources or the Compliance, Ethics and Integrity Office as well as the Office of the General Counsel or the General Auditor’s Office. Violations can also be reported using the SpeakUp reporting mechanism, telephone hotlines, websites, or email, some of which allow for anonymous reporting. External stakeholders may report by emailing SpeakUp@ford.com. Allegations are reviewed by a cross-functional committee, which oversees any investigations and subsequent corrective or disciplinary action

•Added a link to our corporate Responsible Materials Sourcing website (https://corporate.ford.com/social-impact/sustainability/responsible-material-sourcing.html) for an online cross-industry platform called the Minerals Grievance Platform (MGP). Ford uses the tool to screen and address grievances linked to 3TG smelters and refiners present in its supply chains. RMI, LBMA, and RJC developed and maintain the MGP to establish a multi-stakeholder mechanism to record and communicate the identification, follow-up, and resolution of grievances for 3TG smelters and refiners related to OECD Annex II risks

4.2 Identify and Assess Risk in the Supply Chain

We have dedicated resources and a cross-functional team managing our conflict mineral compliance and responsible sourcing efforts to identify, assess, and mitigate risk in our 3TG supply chain.

We reviewed in-scope supplier CMRTs for supplier compliance with Ford reporting requirements such as:

•Completion of all required reporting elements

•Consistency between the expected 3TG metals reported as being intentionally added to the supplier’s products and the metals reported in IMDS

•Presence of a smelter and refiner list that includes expected metals based on IMDS reporting

•Suppliers’ sub-tier response rate reported from each CMRT supplier survey

•Identification of smelters and refiners not participating in required 3rd party validation programs reported in suppliers’ supply chains

We reviewed our suppliers’ CMRT smelter lists to identify and assess supplier risk of reported 3TG sourcing that may not comply with Ford Responsible Material Sourcing Policy and OECD Guidance to use independent 3rd party risk-based approach audits, such as RMAP, RJC, and LBMA, to confirm that smelters and refiners have carried out all 5-steps of the OECD Guidance framework. In doing so, we:
•Compared our suppliers’ smelter and refiner lists to the RMI smelter database, and for those smelters and refiners that appear on both lists, we were able to determine their audit status and gain visibility to assess potential risks in our supply chain.

•Increased transparency and risk awareness by providing suppliers with a list of smelters and refiners reported in their CMRT that were not participating in RMAP, RJC, or LBMA

•Added a risk assessment to our corrective action plans and specific recommendations based on the non-participation status of the smelter

•Requested suppliers to complete additional due diligence and conduct direct outreach with these smelters and refiners, and/or consider alternate sourcing arrangements for those smelters and refiners

•Designed and implemented a monthly review of the Mineral Grievance Platform (MGP) for active grievances referencing smelter and refiner facilities reported by Ford suppliers. We tracked the progress of relevant grievances to determine if additional actions to mitigate risk would be needed such as direct outreach and engagement with smelters and refiners or notification to suppliers to conduct additional due diligence regarding reported smelters and refiners in their supply chain

We developed and implemented a cobalt due diligence management system to assess, identify, and mitigate risk in our cobalt supply chain.

Although cobalt is not included in the definition of “conflict minerals,” we conduct due diligence on cobalt, another mineral in Ford’s supply chain originating from CAHRAs as defined by the OECD Guidance. In 2021, we continued to survey in-scope cobalt suppliers to complete the Cobalt Reporting Template (CRT) and received a 100% response and quality rate.

Ford underwent an assessment of its cobalt due diligence management system for conformance with the requirements of the OECD Guidance in 2019 and 2020. In 2021, Ford conducted a follow-up assessment and demonstrated continued performance improvements, increasing our audit score from 80% to 83% (out of 100%). All findings from the assessment are considered minor or opportunities for improvement only. We demonstrated continued improvement by resolving 4 areas of opportunity such that we are now fully meeting expectations in those areas and were able to reduce a minor finding to an area of opportunity for improvement. We used the audit findings to progressively improve and optimize our mineral due diligence programs, aiming to achieve a positive impact in our supply chains.

4.3 Design and Implement a Strategy to Respond to Identified Risk

We have established and utilize the following process to respond to identified risks in the supply base:

•Follow an escalation process to notify the Vice President, Supply Chain, of risks when identified

•Follow a procedure for risk mitigation including monitoring, tracking, and reporting progress to the Vice President, Supply Chain

•Utilize our internally developed database to facilitate the analysis of supplier CMRT data and create tailored corrective actions to aid suppliers in improving the quality of their reports and better mitigate identified risks

As part of our risk mitigation process, entities that are reported by our suppliers but that have not been confirmed as an “eligible” smelter or refiner are reported to RMI for validation and assessment. Additionally, if our suppliers’ lists contained smelters or refiners not identified on the

RMI public “Conformant” or “Active” Smelter and Refiner RMAP lists, we immediately notified those suppliers. We provided suppliers with a list of smelters/refiners not participating and directed the suppliers where to find the RMI “Conformant” and “Active” Smelter and Refiner information. Per our Responsible Materials Sourcing (RMS) Policy, we require suppliers to use smelters/refiners conformant to a 3rd party responsible mineral sourcing validation program like RMAP. We requested suppliers reporting smelters/refiners that are not conformant/active to RMAP to take the following actions to ensure responsibly sourced 3TG and comply with Ford requirements:

•Contact sub-suppliers and communicate Ford’s requirement to use RMI Active/Conformant smelters/refiners

•Encourage sub-suppliers to also cascade expectations to use Active/Conformant smelters/refiners

•Directly contact smelters/refiners to become Conformant to RMAP, and if smelters/refiners refuse, consider alternate sourcing arrangements

•Complete additional due diligence to confirm the source of and determine risk for 3TG supplied by smelters/refiners

To further mitigate the risk in our supply chain of suppliers reporting or utilizing 3TG smelters and refiners that have not been validated as conformant to a 3rd party responsible mineral sourcing validation program, we have expanded our Supply Chain team’s capacity on responsible sourcing practices through additional training sessions, updated our Responsible Material Sourcing policy to require suppliers to use 3rd party validated smelters and refiners, and we extended the expectation for our suppliers to conduct due diligence on materials from CAHRAs.

We request suppliers providing parts containing 3TG components to complete additional due diligence if a non-conformant smelter or refiner was reported on company and product level reports. Through engaging with suppliers and educating them on the process to inquire with their tiered suppliers about sources of 3TG, we help raise awareness and increase due diligence actions related to non-conformant smelter and refiners reported in our supply chain. Many of our in-scope suppliers continued to submit company-level CMRTs; therefore, we are unable to confirm if non-conformant smelters/refiners are in our supply chain or not.

Ford participates in cross-industry forums to prevent and mitigate supply chain risks. We are an active member of the RMI Smelter Disposition team to better understand “eligibility” requirements and processes of smelters and refiners, as well as support research on new smelters and refiners reported globally so they can be properly identified and engaged to complete RMAP. While we cross-recognize LBMA and RJC audit status, we directly contact smelters and refiners to request their participation in RMAP or submit appropriate documentation to RMI for cross-recognition and inclusion in the “conformant/active” lists.

We chair the Automotive Industry Action Group (“AIAG”) Smelter Engagement Team (SET) on behalf of the North American Automotive Industry to lead and complete coordinated outreach directly to smelters and refiners. The AIAG SET encourages non-participating RMAP smelters and refiners to become conformant to RMAP. The AIAG SET advocates for responsible sourcing by completing coordinated smelter and refiner outreach and completing pre-audit visits annually.

Ford is a member of Drive Sustainability, a group coordinated by CSR Europe consisting of several automotive manufacturers who collaborate to enhance sustainability in their supply chains. Drive Sustainability aims to improve the social, ethical, and environmental performance of automotive supply chains, including the responsible sourcing of raw materials.

Gold refiners demonstrate a relatively lower rate of conformance to RMAP compared to tin, tungsten, and tantalum refiners, and many of these refiners are in areas that reportedly contribute to gold smuggling. Ford seeks to mitigate the risk of having refiners that have not been validated as conformant to a 3rd party responsible mineral sourcing validation program specific to the gold supply chain through our participation as co-chair on the RMI Gold Team. The team directs outreach to gold refiners to engage in RMAP. In addition, we have included RMI digital training for suppliers on Responsible Gold Sourcing in our eLearning curriculum.

For the ninth consecutive year, we are an active member of the Public Private Alliance for Responsible Minerals Trade (PPA). The PPA is a multi-sector initiative between leaders in civil society, industry, and the US government that supports projects to improve the due diligence and governance systems needed for ethical supply chains from the Covered Countries. In 2021, as a member of the PPA and its Projects and Resources Work Group, Ford’s engagement supported the following:

•Hosting a virtual Delegation to the Great Lakes Region (GLR) Ford supported the Government Engagement Task Group to prepare for and support initial and ongoing in-region engagement.  PPA members and the US Government embassy/mission representative operating in the GLR met to discuss priorities and objectives and explore opportunities for in-region and regional collaboration

•Reviewing and selecting candidates to participate in the Data for Impact Symposium to be held in 2022, and support the uptake of tools, methodologies, models, indicators, systems, and other approaches that can inform and enhance further actions for improved socioeconomic outcomes at a local level

•Awarded a grant to research Artisanal and Small Mine (ASM) cooperative governance models to inform recommendations to PPA and others for meaningful policy interventions to promote equality

•Hosting a webinar from current PPA grantee Trust Merchant Bank that shared how PPA members can support and expand artisanal access to finance by performing outreach to and engaging with the financial sector, working with governments to reduce barriers to formalization, and encouraging accessible due diligence programs

•Hosting a webinar from current grantee Panzi Foundation and City of Joy, where PPA members learned about the linkage between minerals trade and violence against women in Eastern DRC, PPA-supported project and program work with survivors and other interventions to prevent sexual violence, and opportunities for further collaboration between grantees and the PPA

Ford actively reviews additional information related to raw material supply chains, such as publicly available incident reports, NGO reports, and government published information to help us assess risk in the supply base. An example of such a report is Conflict Gold to Responsible Gold: A Roadmap for Companies and Governments (Feb, 2021), shared in the RMI Gold Team working group. One recommended action in the report is to engage with the mining ministries in reforming policies to formalize artisanal mining. Ford is able to pursue such recommendations through our RMI and PPA memberships. For example, as an RMI member, Ford is taking part in a collaborative project led by the Artisanal Gold Council to scale up legal trade in artisanal gold in Burkina Faso. Ford committed to and is providing in-kind support for the Scalable Trade in Artisanal Gold (STAG) project. Additionally, through the PPA, Ford attended a virtual delegation to highlight specific issues and needs that the DRC government, United States government, and regional host governments could address to support responsible sourcing, anti-corruption, and human rights.

4.4 Carry Out Independent 3rd Party Audit of Smelter and Refiner Due Diligence Practices

Due to our position in the supply chain, we utilize the RMAP Cross-Recognition Program to determine if smelters and refiners reported by our suppliers are conformant with RMAP, LBMA, and RJC 3rd party audit protocols to validate responsible sourcing. These audit standards have been developed to assess if companies have management systems in place to support and implement due diligence and responsible sourcing practices. We are an active member of various RMI workgroups, and we contribute to the development of RMI tools and processes used to support our program. Additionally, we participate in various RMI SET teams, have visited smelters/refiners, and conduct direct outreach to smelters/refiners to aid in collective uptake of responsible sourcing practices at 3TG smelters/refiners. We use the RMI audit status database and RCOI information as key inputs to help us manage risk in our supply chain.

4.5 Report Annually on Supply Chain Due Diligence

This is our ninth Conflict Minerals Report (CMR) and we plan to continue reporting annually. Our CMR is available by clicking here and both our policy and our report are available on our website at https://corporate.ford.com. We also provide information regarding our conflict mineral disclosure and reporting in our Integrated Sustainability and Financial Report and Human Rights Report at http://sustainability.ford.com.

5. Facilities Used to Process the Conflict Minerals in Products, if Known

We have surveyed our in-scope suppliers to identify the facilities used to process the 3TG contained in our products. The majority of our in-scope suppliers, 67%, provided a company-level CMRT that does not identify the smelters or refiners used for a particular part, component, or business customer. In cases where suppliers provided a part-level report, the identification of the smelters and refiners that support our specific products could not be determined due to lower tier suppliers reporting on a company basis. Therefore, we are unable to identify with certainty the specific facilities used to process the 3TG in our products and whether the 3TG in our products is from recycled/scrap sources. To improve part level reporting, we request part level reporting in certain cases, and have enhanced our 3TG training to demonstrate why part level reporting would be a necessary step to reduce risk in Ford’s supply chain. By comparing our in-scope suppliers’ smelter and refiner lists to the RMI Smelter Database, 338 RMI eligible 3TG smelters/refiners were reported by our in-scope suppliers as shown in Annex 1. Overall, 77% of the

338 smelters and refiners are considered “responsible sources of 3TG.” While our conformance rate dropped slightly from 2020 (2%), the total number of conformant/active smelters/refiners increased for gold and tin. Overall Ford had an additional 14 gold refiners and 4 tin smelters on the RMI conformant and active lists from the prior year.

Ford monitors the performance of our risk prevention measures through our business process review. We track and escalate supplier response rate and the quality of the data suppliers provide us. These reports are presented to our executive leadership who engage in escalations when necessary. Our assessments demonstrate that supplier report quality has lingered around 80% for at least four years.

Our responsible material sourcing policy requires suppliers to use smelters and refiners that have been validated as conformant to a 3rd party responsible mineral sourcing validation program.

The graphs below depict, by mineral, the number of smelters and refiners potentially in our supply chain that are participating (conformant/active) and are not participating in the RMAP, or cross-recognized LBMA, or RJC audit protocol.
Figure 1

6. Country of Origin of the Conflict Minerals in Products, if Known

Through our leadership efforts as well as our due diligence actions, we have increased the transparency within our supply chain. In 2014, 41% of our in-scope suppliers provided a smelter and refiner list. In 2021, 77% of our in-scope suppliers provided a smelter and refiner list, allowing better determination of possible countries of origin and identification of facilities that process 3TG reported in our supply chain. We reviewed the RMI RCOI data against the 338 smelters and refiners reported by our supply chain to determine if any of our reported smelters and refiners sourced from the Covered Countries. We have reason to believe that 112 of the reported smelters and refiners might have sourced directly from the Covered Countries, and an additional 27 smelters and refiners might have indirectly sourced from the Covered Countries. All 139 of the smelters and refiners that have been identified as directly or indirectly sourcing from the Covered Countries were deemed conformant to the RMAP, or cross-recognized LBMA, or RJC audit protocols as of December 31, 2021. Based on the information provided by our suppliers as well as from the RMI RCOI data that includes aggregated country of origin for RMAP, LBMA, and RJC conformant processing facilities, we believe the countries of origin (COO) of 3TG contained in our products may include the following Covered Countries by mineral:

Figure 2

Country of Origin	Gold	Recycled/ Scrap Gold	Tantalum	Tin	Recycled/ Scrap Tin	Tungsten
Burundi			x	x		x
Democratic Republic of the Congo	x	x	x	x	x	x
Rwanda	x		x	x		x
Tanzania	x	x		x	x
Uganda	x		x	x		x
Zambia	x	x

Using the same methodology, we believe the COO of 3TG contained in our products may also include the following countries. Additional due diligence was performed for gold. In that case, any country that we confirmed was not a source of gold in our products was excluded from the aggregated data below:

Algeria; Andorra; Angola; Antigua and Barbuda; Argentina; Armenia; Australia; Austria; Azerbaijan; Bahamas; Bahrain; Bangladesh; Barbados; Belarus; Belgium; Benin; Bolivia; Bosnia & Herzegovina; Botswana; Brazil; Bulgaria; Burkina Faso; Canada; Cayman Islands; Chile; China; Colombia; Cote d'Ivoire; Croatia; Curacao; Cyprus; Czechia; Denmark; Dominican Republic; Ecuador; Egypt; El Salvador; Eritrea; Estonia; Ethiopia; Fiji; Finland; France; French Guiana; Gabon; Georgia; Germany; Ghana; Greece; Grenada; Guatemala; Guernsey; Guinea; Guyana; Honduras; Hong Kong; Hungary Iceland; India; Indonesia; Ireland; Israel; Italy; Japan; Jordan; Kazakhstan; Kenya; Kyrgyzstan; Laos; Latvia; Lebanon; Liberia; Libya; Liechtenstein; Lithuania; Luxembourg; Macau; Madagascar; Malaysia; Mali; Malta; Mauritania; Mexico; Monaco; Mongolia; Morocco; Mozambique; Myanmar; Namibia; Netherlands; New Zealand; Nicaragua; Niger; Nigeria; Norway; Oman; Pakistan; Panama; Papua New Guinea; Peru; Philippines; Poland; Portugal; Puerto Rico; Qatar; Romania; Russian Federation; Saint Kitts and Nevis; San Marino; Saudi Arabia; Senegal; Serbia; Sierra Leone; Singapore; Sint Maarten; Slovakia; Slovenia; South Africa; South Korea; Spain; St Vincent and Grenadines; Sudan; Suriname; Swaziland; Sweden; Switzerland; Taiwan; Thailand; Togo; Trinidad and Tobago; Tunisia; Turkey; Turks and Caicos; Ukraine; United Arab Emirates; United Kingdom of Great Britain and Northern Ireland; United States of America; Uruguay; Uzbekistan; Venezuela; Vietnam; Virgin Islands; Yemen; Zimbabwe

7. Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity

Due to the nature of CMRT reporting and the complexities of our supply chain, we find it difficult to identify the specific location of mines in our supply chain. However, we have taken the following actions to determine the mine or location of origin of the 3TG in our products with the greatest possible specificity:

•Conducted RCOI for suppliers whose parts contain 3TG and surveyed those suppliers using a risk-based approach

•Analyzed completed CMRTs from our suppliers for completeness, consistency, and for identification of smelters and refiners sourcing conflict minerals from the Covered Countries

•Compared reports from our suppliers with the expected responses and when the information was incomplete or inconsistent with our conflict minerals policy or data expectations, we directly contacted our suppliers to obtain additional or clarifying information

•Assessed the information provided by our suppliers with the RMI members-only smelter database to obtain country of origin information

•Requested COO information directly from smelters and refiners not participating in RMAP

8. Steps We Have Taken or Will Take, if Any, to Mitigate the Risk that Conflict Minerals in Our Products Benefit Armed Groups, Including Any Steps to Improve Our Due Diligence

Ford’s policy is to source responsibly. We recognize, however, that strict avoidance of a given mineral or mineral origin could have unintended consequences, including the loss of livelihood for a local population. Ford supports responsible sourcing from the Covered Countries as well as Conflict Afflicted and High-Risk Areas (CAHRAs).

We review suppliers’ conflict minerals/responsible sourcing policies annually for alignment with our expectations. When suppliers’ policies indicate a ban on materials from the Covered Countries, we contact them to inform them of our expectation and the potential negative consequences of banning material from the Covered Countries. While we don’t see updates each year, we continue to contact suppliers and track improvements to policy language. Seven suppliers we previously contacted updated policy language to establish a more inclusive view on conducting due diligence on material coming from Covered Countries rather than excluding these materials.

Our goal is to improve the transparency of mineral sourcing within our supply chain while improving the capacity of smelters and refiners globally to ensure that 3TG originating from the Covered Countries does not fund armed groups, conflict in the area or other serious abuses outlined in Annex II of the OECD Guidance. We aim to increase all smelter and refiner participation in RMAP, LBMA, or RJC 3rd party validation programs to ensure responsible sourcing not only from the Covered Countries but also CAHRAs. Specifically, we set goals to: (i) obtain a 100% response rate from in-scope suppliers, (ii) increase the number of suppliers that provide a smelter and refiner list, (iii) increase our suppliers’ use of only responsible sources of 3TG so we can better determine COO and ensure responsible sourcing, and (iv) continuously improve our due diligence efforts. We have taken the following actions in support of these goals:

•We made conflict minerals reporting a contractual requirement for our suppliers and we require our suppliers to use smelters and refiners that have been validated as conformant to a 3rd party responsible mineral sourcing validation program

•We achieved a supplier conflict mineral reporting response rate of 100% for the seventh year in a row. We continue to work with our suppliers to improve the quality and completeness of their reports

•In 2021, approximately 6% of suppliers reported only using conformant smelters and refiners. We analyzed the root cause for the rate's decline from 2020 and identified potential contributing factors, including a change in the makeup of our in-scope suppliers from 2020 and the reporting of certain widely used smelters that were previously conformant but were moved into active status during 2021

•Through RMI eLearning, we created a curriculum for suppliers to complete, allowing Ford to track supplier engagement and capacity building. Thirteen percent of our suppliers completed the curriculum in 2021

•We have held two global conflict mineral training webinars for suppliers who provided low quality reports or were first time conflict minerals reporters. The webinars focused on sharing responsible sourcing best practices to improve conflict mineral due diligence reporting

•We conducted direct engagement with 6 of our top 10 suppliers to review Ford’s new Supplier Code of Conduct and sustainability reporting requirements, with nearly 100 attendees from both Ford Purchasing and supplier sales and sustainability teams

•In 2021, we conducted nine training sessions on mineral due diligence, incorporating other Environment, Social and Governance (ESG) topics such as human rights and working conditions, greenhouse gas emissions reporting, and Ford’s updated global terms and conditions including the relevant sections of Ford’s Supplier Code of Conduct as it pertains to these topics. The training was provided to all Supply Chain commodity groups as well as all new Purchasing employees onboarded in 2021

•We completed a direct inquiry to 67 smelters and refiners whose sources of 3TG were not identified in RMI’s RCOI data.  Ford requested COO of mined material, status of recycled scrap, and any due diligence validation information. We received a response from four gold refiners; three stated they do not source from DRC or Covered Countries, and one stated it is no longer operational. One of the three operational refiners indicated it is an active member of RJC awaiting audits and primarily sourcing from Europe and South America, and another stated it processes exclusively recycled and scrap gold.
Additionally, one tungsten smelter stated it only processes recycled scrap. Ford does not consider these refiners to be responsible sources of 3TG and will continue to conduct outreach to encourage participation and completion of RMAP, RJC, or LBMA responsible sourcing validation schemes

•We are an active member of RMI (member ID FORD) and participate in cross-industry smelter and refiner outreach efforts to identify eligibility for the RMAP audit program. We also encouraged smelter and refiner participation in the RMAP. We directly contacted 54 3TG smelters and refiners and 28 cobalt smelters and refiners. In addition, through the AIAG SET, we led AIAG’s coordinated industry outreach efforts to encourage smelter and refiner participation in RMAP

•We published our updated We Are Committed to Protecting Human Rights and the Environment policy

•We integrated the new Supplier Code of Conduct within Ford’s Global Production Terms and Conditions as a requirement to conduct business with Ford. Our Supplier Code requires all suppliers globally to enforce a similar code of practice and for subcontractors to do the same

•We published our first Human Rights Report and conducted our third formal salient human rights assessment

•We actively participated in various RMI working groups, including Gold, SET, Mineral Reporting Team, Smelter disposition, Multi-stakeholder, Plenary, Due Diligence Practices, Mica, Artisanal/Small Mining Working Group, Cobalt Taskforce, Mineral Sensing and Prioritization, Grievance Platform Workgroup, Level1 Global SET team, Mining Engagement Team (MET), and the Executive Steering Committee

•We continued to investigate the use of the RMI Risk Readiness Assessment (RRA) to improve understanding of the due diligence practices of mineral supply chain processors and their relevant risk management practices and performance

•Explored integration of the RMI CAHRA tool into risk assessments for material prioritization study, which was also used as input to expand due diligence on other materials

•We participate in the AIAG Responsible Materials Working Group to help scope industry due diligence best practices

•Ford donated funding directly to support the RMAP Audit Fund which covers the initial assessments for new RMAP auditees, financial assistance for participating auditees, and the publication of assessment results on RMI’s website

•Due to travel restrictions, AIAG was unable to send a representative to conduct a pre-audit visit at an eligible smelter or refiner to learn more about and prepare for a 3rd party responsible mineral sourcing validation program.  In lieu of a pre-audit visit, AIAG donated to the RMAP Audit Fund. Additionally, RMI Gold and AIAG SET continued engagement with Indian gold refiners through the India National Stock Exchange, and members continued to support and provide representation in each RMI SET structure for the majority of RMI Global Level1-Level4 SET teams

•Ford presented at 2021 OECD partner forums on Responsible Mineral Supply Chains sessions including: Annex II Risks and Beyond, Collaboration and Benchmarking Between Good Practice Mining and Metals Standards, and a panel discussion with iPoint about leveraging responsible sourcing programs alongside social compliance programs such as anti-human trafficking, modern day slavery and sustainability

•In 2021, Ford served on the PPA Projects and Resources (PAR) Work Group and in several task groups to enable progression of the 2022 PPA objectives. The Upstream Business Operations Task Group was established to review initial concepts to research models for artisanal and small-scale mining (ASM) governance structures (e.g., cooperatives) that can avoid common issues such as elite capture, inequity, and gender bias. This task group supported evaluation of initial concepts, requested, and evaluated proposals from finalists, and recommended a selection to the PPA Governance Committee and Funders. As part of the Data for Impact Task Group, Ford helped to explore how data collection can be leveraged to better understand the impacts of due diligence and enhance positive local socioeconomic impacts associated with responsible sourcing. The task group solicited and evaluated research abstracts to select speakers to be featured in the 2022 PPA Data for Impact Symposium. Further, in the PPA Government Engagement Task Group, we prepared for a meeting with the DRC government via a virtual delegation. We provided insight regarding key messages, topics, and discussion questions including various policy issues such as ASM legalization and formalization, addressing barriers to legal sourcing, and artisanal gold taxation harmonization and anti-smuggling.  Ford attended the virtual delegation in December 2022

•One of Ford’s sustainability aspirations is to source only raw materials that are responsibly produced. Over the past four years, Ford has conducted three saliency assessments in line with the UNGPRF to identify and prioritize salient human rights issues that apply throughout our business and value chain.  In 2021, our Salient Human Rights Governance team, with oversight from our Director of Global Sustainability, continued to manage and track our action plans to prevent, manage, and remediate salient human rights issues.  We annually report progress to our actions through our Integrated Sustainability and Financial Report, and in 2022 Ford published a stand-alone Human Rights Report, the first in the U.S. auto industry, to address our salient human rights issues, how they are managed, and the key actions that demonstrate our progress

•As members of the Responsible Business Alliance (RBA), we utilized the Validated Audit Process (VAP) for our 3rd party on-site supplier audits.  These audits were conducted and validated by external parties and are used to assess suppliers’ performance to human rights, health and safety, and environmental expectations.  These audits were conducted at the manufacturing site level and differ from the RMAP audit protocols used for smelters and refiners

•Through our membership with Drive Sustainability, we developed and implemented the Supplier Sustainability Self-Assessment Questionnaire (SAQ), which is aligned with the Automotive Industry Guiding Principles to Enhance Sustainability Performance in the Supply Chain. Suppliers answer questions and provide supporting policy documentation regarding company management, working conditions and human rights, health and safety, business ethics, environment, supplier management, and responsible sourcing. Responses to the SAQs serve as one of several inputs into our risk assessment used to determine candidates for further supply chain capacity building or additional due diligence. We also use the SAQ to determine supplier policy gaps with our Supplier Code of Conduct

•As a founding member of the Responsible Sourcing Blockchain Network (RSBN), we partnered with IBM and cross-industry leaders. From 2018-2021, we collaborated with IBM and RCS Global on the creation of a production blockchain tool to enable transparency and responsible sourcing performance throughout the supply chain. In 2020 and 2021, RCS Global assessed and validated each of Ford’s cobalt supply chain participants against responsible sourcing requirements set by the OECD Due Diligence guidance. We continue to partner with RCS Global to audit and map our cobalt supply chains to strengthen our responsible sourcing capacity and drive continual improvements in transparency and responsibility in our raw material supply chains

•We published a Responsible Material Sourcing website as an educational resource that reflects Ford’s mineral due diligence practices and engagements. We also included a link to the RMI Mineral Grievance Platform (MGP) to ensure external stakeholders have access to a publicly available mechanism to initiate investigations related to 3TG supply chain actors. The MGP allows Ford to assess the risk of smelters and refiners that have pending allegations and understand if risks identified with 3rd party validated smelters and refiners are properly resolved

•In partnership with the Artisanal Gold Council, RESOLVE, and RMI, through an EPRM grant, Ford provided in-kind support for the Scalable Trade in Artisanal Gold (STAG) project. As an RMI member, Ford is supporting the creation of a progressive due diligence lab. The goal of the lab is to provide tools for artisanal gold miners in Burkina Faso to enable participation in formal markets, achieve economies of scale, and promote progressive due diligence along the supply chain

Our Goals for 2022

Ford will continue its commitment to responsible 3TG sourcing by collaborating with industry groups and Non-Government Organizations (NGOs), engaging suppliers in continuous improvements to adopt best practices, and improving internal risk assessment and management systems. Our goals to achieve continuous improvement include:

•Continue engaging suppliers to increase use of only conformant or active RMAP, LBMA, RJC smelters and refiners as required by Ford's updated Global Terms and Conditions and Supplier Code of Conduct effective July 2021. Work to strengthen our Single Point of Contact outreach to more smelters and refiners to become active in the RMAP program

•Continue to increase participation of suppliers in due diligence capacity building training, such as the RMI eLearning curriculum, by 10% year over year

•Support upstream accreditation mechanisms such as RCS Global Groups Better Mining Program, to improve the conditions on and around ASM sites to enable access to market for compliant ASM operators. Implement a quarterly review of Better Mining incident data provided to raise risk awareness and track how and when risks are appropriately mitigated

•Continue employing and building participation with relevant smelters and refiners in the RMI RRA tool to assess overall ESG management beyond performance to OECD Guidance

•Share best practices to integrate cross-industry resources into risk assessments specifically related to 3TG smelters and refiners that are not participating in a 3rd party validated responsible sourcing audit scheme

•Continue updating, developing, and cascading training materials for relevant employees outlining mineral due diligence and supplier responsible sourcing requirements and ensuring that all Supply Chain departments receive relevant training

•To strengthen our responsible sourcing capacity, we will continuously improve our cobalt due diligence per the corrective action plan resulting from an assessment of our due diligence management systems against OECD Guidance

•Implement similar continual improvements in transparency, responsibility, and due diligence in our cobalt supply chains through our EV battery mapping and auditing program and outreach to cobalt smelters and refiners

•We will continue our efforts to work with Ford’s international nonprofit and grant making partner GlobalGiving to support and scale our 2021 pilot program to empower women working in the copper and cobalt supply chains in the Democratic Republic of Congo through capacity building education and formalization. Together with our philanthropic arm the Ford Fund, Ford made more than $74.4 million in charitable contributions to build equity and empower underserved and underrepresented communities around the world

•Continue our second year of in-kind support to the Scalable Trade in Artisanal Gold (STAG) project made possible by a grant from EPRM awarded to a multi-stakeholder collaboration. Ford partnered with the Artisanal Gold Council (AGC), RESOLVE, RMI, and others to create a replicable, regional sourcing system adapted to The Code of Risk mitigation for Artisanal and small-scale miners engaging in Formal Trade (CRAFT) to scale up trade in responsible artisanal gold in CAHRAs

•Investigate how best to monitor suppliers’ implementation of our Supplier Code of Conduct for Responsible Material Sourcing requirements

Annex 1

Metal	Company Name	Smelter Country
Gold	8853 S.p.A.*	ITALY
Gold	ABC Refinery Pty Ltd.	AUSTRALIA
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company*	UNITED STATES OF AMERICA
Gold	African Gold Refinery	UGANDA
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN
Gold	Al Etihad Gold Refinery DMCC*	UNITED ARAB EMIRATES
Gold	Alexy Metals**	UNITED STATES OF AMERICA
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Anhui Tongling Nonferrous Metal Mining Co., Ltd.	CHINA
Gold	Argor-Heraeus S.A.*	SWITZERLAND
Gold	Asahi Pretec Corp.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	ATAkulche	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Augmont Enterprises Private Limited**	INDIA
Gold	Aurubis AG*	GERMANY
Gold	Bangalore Refinery*	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden AB*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	C.I Metales Procesados Industriales SAS**	COLOMBIA
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation*	CANADA
Gold	Cendres + Metaux S.A.*	SWITZERLAND
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY

Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	DODUCO Contacts and Refining GmbH*	GERMANY
Gold	Dowa*	JAPAN
Gold	DSC (Do Sung Corporation)*	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Ekaterinburg	RUSSIAN FEDERATION
Gold	Emerald Jewel Industry India Limited (Unit 1)	India
Gold	Emerald Jewel Industry India Limited (Unit 2)	India
Gold	Emerald Jewel Industry India Limited (Unit 3)	India
Gold	Emerald Jewel Industry India Limited (Unit 4)	India
Gold	Emirates Gold DMCC*	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation*	UNITED STATES OF AMERICA
Gold	Gold Coast Refinery	GHANA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Gaoyao Co	CHINA
Gold	Gujarat Gold Centre**	INDIA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG*	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	JALAN & Company	INDIA
Gold	Japan Mint*	JAPAN

Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JSC Uralelectromed*	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	K.A. Rasmussen	NORWAY
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Kundan Care Products Ltd.	INDIA
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.*	ANDORRA
Gold	LS-NIKKO Copper Inc.*	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.*	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals*	BRAZIL
Gold	Materion*	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	MD Overseas	India
Gold	Metal Concentrators SA (Pty) Ltd.*	SOUTH AFRICA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metalor Technologies (Hong Kong) Ltd.*	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.*	CHINA
Gold	Metalor Technologies S.A.*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND

Gold	Moscow Special Alloys Processing Plant*	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat*	UZBEKISTAN
Gold	NH Recytech Company*	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)*	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery*	RUSSIAN FEDERATION
Gold	PAMP S.A.*	SWITZERLAND
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals*	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.*	NETHERLANDS
Gold	Royal Canadian Mint*	CANADA
Gold	SAAMP*	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A*	ITALY
Gold	SAFINA A.S.*	CZECHIA
Gold	Sai Refinery	INDIA
Gold	Samduck Precious Metals*	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	Sancus ZFS (L’Orfebre, SA)**	COLOMBIA
Gold	SAXONIA Edelmetalle GmbH*	GERMANY
Gold	Sellem Industries Ltd.	Mauritania
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tarzan Bio-Gold Industry Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA

Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Singway Technology Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.*	TAIWAN, PROVINCE OF CHINA
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	SungEel HiMetal Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.*	CHINA
Gold	Tokuriki Honten Co., Ltd.*	JAPAN
Gold	Tony Goetz NV	BELGIUM
Gold	TOO Tau-Ken-Altyn*	KAZAKHSTAN
Gold	Torecom*	KOREA, REPUBLIC OF
Gold	Umicore Precious Metals Thailand*	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	Value Trading	BELGIUM
Gold	WEEEREFINING**	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)*	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	CHINA
Tantalum	D Block Metals, LLC*	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.*	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA
Tantalum	FIR Metals & Resource Ltd.*	CHINA
Tantalum	Global Advanced Metals Aizu*	JAPAN

Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*	CHINA
Tantalum	H.C. Starck Co., Ltd.*	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH*	GERMANY
Tantalum	H.C. Starck Inc.*	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.*	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG*	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH*	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET Blue Metals*	MEXICO
Tantalum	LSM Brasil S.A.*	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	NPM Silmet AS*	ESTONIA
Tantalum	QuantumClean*	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.*	CHINA
Tantalum	Solikamsk Magnesium Works OAO*	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	CHINA
Tin	Alpha*	UNITED STATES OF AMERICA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda**	BRAZIL

Tin	CRM Synergies**	SPAIN
Tin	CV Venus Inti Perkasa**	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa*	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	EM Vinto*	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.**	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.*	BRAZIL
Tin	Fenix Metals*	POLAND
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC*	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.*	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.*	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.*	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.*	CHINA
Tin	Luna Smelter, Ltd.*	RWANDA
Tin	Ma'anshan Weitai Tin Co., Ltd.*	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Melt Metais e Ligas S.A.*	BRAZIL
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.*	BELGIUM
Tin	Metallo Spain S.L.U.*	SPAIN
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Mining and processing tin-tungsten ore Giang Son - VQB Co., Ltd.	VIET NAM
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Novosibirsk Processing Plant Ltd.**	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA (PLURINATIONAL STATE OF)

Tin	Pongpipat Company Limited	MYANMAR
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Artha Cipta Langgeng*	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya*	INDONESIA
Tin	PT Babel Inti Perkasa*	INDONESIA
Tin	PT Babel Surya Alam Lestari*	INDONESIA
Tin	PT Bangka Serumpun*	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah**	INDONESIA
Tin	PT Cipta Persada Mulia**	INDONESIA
Tin	PT Masbro Alam Stania**	INDONESIA
Tin	PT Menara Cipta Mulia*	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Mitra Sukses Globalindo**	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama*	INDONESIA
Tin	PT Rajawali Rimba Perkasa*	INDONESIA
Tin	PT Refined Bangka Tin*	INDONESIA
Tin	PT Sariwiguna Binasentosa*	INDONESIA
Tin	PT Stanindo Inti Perkasa*	INDONESIA
Tin	PT Sukses Inti Makmur**	INDONESIA
Tin	PT Timah Nusantara**	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	PT Tinindo Inter Nusa*	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.*	BRAZIL
Tin	Super Ligas**	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.*	VIET NAM
Tin	Thaisarco*	THAILAND
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	CHINA
Tin	Yunnan Tin Company Limited**	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	CHINA

Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	ACL Metais Eireli*	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.**	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Asia Tungsten Products Vietnam Ltd.*	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*	CHINA
Tungsten	China Molybdenum Tungsten Co., Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda*	BRAZIL
Tungsten	Fujian Ganmin RareMetal Co., Ltd.*	CHINA
Tungsten	Fujian Xinlu Tungsten*	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	GEM Co., Ltd.**	CHINA
Tungsten	Global Tungsten & Powders Corp.*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co. KG*	GERMANY
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	CHINA
Tungsten	Hydrometallurg, JSC*	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.*	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"**	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon*	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.*	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN, PROVINCE OF CHINA

Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Masan Tungsten Chemical LLC (MTC)*	VIET NAM
Tungsten	Moliren Ltd.*	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	NPP Tyazhmetprom LLC**	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 1**	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 2**	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	PHILIPPINES
Tungsten	Unecha Refractory metals plant*	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.*	CHINA

* “Conformant” indicates conformant to a 3rd Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2021.
** “Active” indicates actively participating in a 3rd Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2021.